Exhibit 99.1

Gulf Resources Updates Investors on Revenue and Earnings Projections from Bromine and Crude Salt Segments for the 3rd quarter and the full year of 2022

SHOUGUANG, China, Aug. 30, 2022 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today is updating investors as to its estimates for revenues and profits for the 3rd quarter and the full year of 2022 for its Bromine and Crude Salt Segments only based on Non-Generally Accepted Accounting Principle (Non-GAAP). The Company is also providing a preliminary overview of 2023 for these two segments.

Before reviewing the projections, the Company advises investors that these estimates were based on its assumptions at this time, also do not include unexpected nonrecurring and non-operational factors, any impairments and write-offs which our auditors may recommend. Market conditions impacting the price and the demand for our products can change at any time. The Chinese economy has softened, which could impact demand and pricing.

COVID continues to be a serious problem in China. The Company has no visibility as to when this epidemic will abate. If COVID spreads further, the Chinese government could increase its inspections of our facilities, which also could impact our production.

In addition, China has been impacted by serious heatwaves and one of the worst droughts in a century. The drought has caused limited hydropower and the increased demand has caused the cutback in electricity and forced the closing of factories in certain parts of the country. These closures could also impact demand and pricing.

The government in Shandong Province could force us to close our operating factories, as it did last winter. In 2023, Chinese New Year falls on January 22, 2023,10 days earlier than it fell in 2022 and 21 days earlier than it fell in 2021. The seasonal closings are (not as) usually about 58 days from the end of Chinese New Year.

While the Company does not know if the government intends to have a seasonal closing in 2022-3, its projections for the 4th quarter assume that the government will force our facilities to close in early to mid December 2022. Should these closings occur, 4th quarter 2022 sales and earnings may be impacted negatively, while first quarter 2023 earnings may be impacted positively.

Further, because our crude salt business was recently split off from our bromine business, the results of these two segments in our financial statements will not be strictly comparable. Bromine is now incurring a larger share of operating costs, which have lowered its profits and raised those of crude salt in comparison with the reported results in 2021 and the first quarter of 2022.

The projections below are for the bromine and crude salt segments only in 2022. They include allocations of corporate cost but do not include public company costs, and do not include the losses from chemicals and natural gas or income taxes. All projections for the third and fourth quarters assume a currency Exchange Rate ( RMB/US$=6.8065).

The estimates also do not assume any stock grants for management in 2022. It is possible there will be some grants in 2022. If grants are awarded, they will be lower than those in 2021.

Projections for Bromine and Crude Salt Segments

•	Third Quarter Ending 9/30/2022

For the third quarter ending 9/30/2022, the bromine and crude salt segments are projected to generate revenues of approximately $20.0 million to $21.8 million, an increase of approximately 12.4% to 22.5% from that of the previous year. Profit before income tax is expected to be approximately $ 9.0 million to $10.3 million, an increase of approximately 20.0% to 37.3% from that in the previous year.

	Q3 2022($Million)	Q3 2021($ Million)	% of change
Revenue	20.0-21.8	17.8	12.4%-22.5%
Profit Before income Tax	9.0-10.3	7.5	20.0%-37.3%

•	Full Year Ending 12/31/2022

For the full year ending 12/31/2022, the bromine and crude salt segments are projected to generate revenues of approximately $62.0 million to $63.7 million, an increase of approximately 12.7% to 15.8% from that of the previous year. The Company estimates that there will be fewer days of operation in the fourth quarter 2022 as compared to last year due to the earlier Chinese New Year. In addition, because of the current softness in the Chinese economy and for purposes of conservatism, the Company is assuming the selling pricing in the fourth quarter of 2022 will be below the fourth quarter of 2021. Profit before income tax is projected to be approximately $20.0 million to $21.5 million, an increase of 63.9% to 76.2% from that in the previous year.

	2022($Million)	2021($Million)	% of change
Revenue	62.0-63.7	55.0	12.7%-15.8%
Profit Before income Tax	20.0-21.5	12.2	63.9-76.2%

2023 and Beyond

Based on information currently at hand, revenues and earnings in 2023 for bromine and crude salt segments are projected to increase from the estimates in 2022.

The Company currently believes that 2023 will benefit from:

•	The production of factory #8, which may add approximately by 20% to annual production capacity of operating factories at this time.

•	More days of additional production. With Chinese New Year coming earlier in 2023 (Feb. 01, 2022 vs. Jan 22, 2023, there will be more production days in the first quarter, and with Chinese New Year coming later in 2024 (Jan, 24, 2023 vs. Feb. 10, 2024) there should be more production days in the 4th quarter.

•	Fewer closings for inspections as if COVID is expected to abate somewhat.

•	Continued strength in pricing, as the closure of many factories has lowered supply, while the decline of the RMB versus the USD and other currencies has made imports more expensive.

•	The Company also believes it may get permission to open another factory in 2023, but this factory is not included in these projections.

6-Year Plan

The Company is currently reviewing the projections for the 6-year plan for bromine and crude salt on June 14,2022. At the present time, the Company expects revenues and profits may continue to increase on an annual basis. The capital investments made in our bromine operation should help us maintain or even slightly increase our utilization. Certain of our closed factories could be allowed to resume operations by the government. However, given the uncertainties related to COVID -19 and the economy of China, the Company is continuing the review and may revise the 6-Year Plan and will provide them to investors as the situation become clearer.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), ShouguangYuxin Chemical Industry Co., Limited ("SYCI"), Daying County Haoyuan Chemical Company Limited (“DCHC”) and Shouguang Hengde Salt Industry Co. Ltd. (“SHSI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. Through SHSI, the Company manufactures and sell crude salt. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, the risks associated with the ongoing impact of COVID-19 pandemic, uncertainties associated with the winter closings, obtaining governmental approvals, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)